FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

     This Agreement is made and entered into as of the 21st day of August, 1996 by and between May Davis Group, Inc., a Florida corporation ("MDG"), and Netlive Communications, Inc., a Delaware corporation (the "Company").

     In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Purpose: The Company hereby engages MDG for the term specified in Paragraph 2 hereof to render consulting advice to the Company as an investment banker relating to financial and similar matters upon the terms and conditions set forth herein.

     2. Term: Except as otherwise specified in Paragraph 4 hereof, this Agreement shall be effective for a three (3) year period commencing August 12, 1996 and ending August 11, 1999.

     3. Duties of MDG: During the term of this Agreement, MDG shall seek out Transactions (as hereinafter defined) on behalf of the Company and shall furnish advice to the Company in connection with any such Transactions.

     4. Compensation: In consideration for the services rendered by MDG to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 5 hereof), the Company shall compensate MDG as follows:

          (a) The Company shall pay MDG a fee of $2,500 per month for the term of this Agreement. The aggregate sum of $90,000 shall be due and payable upon the execution of this Agreement.


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          (b)  In the event that any Transaction occurs during the term of this
Agreement, the Company shall pay fees to MDG as follows:

          Consideration                           Fee
          -------------                           ---

          $ - 0 - to $ 500,000                    $25,000

          Above $ 500,000 to $5,000,000           5% of Consideration

          Above $5,000,000                        $250,000 plus 1% of the
                                                  Consideration in excess of
                                                  $5,000,000

          For the purposes of this Agreement, "Consideration" shall mean the total market value, as determined by the Company's Board of Directors on the day of the closing of the Transaction, of stock, cash, assets and all other property (real or personal) exchanged or received, directly or indirectly, by the Company or any of its security holders in connection with any Transaction. Any co-broker retained by MDG shall be paid by MDG.

          (c) For the purposes of the Agreement, a "Transaction" shall mean (i) any transaction introduced to the Company by MDG, other than in the ordinary course of trade or business of the Company, whereby, directly or indirectly, control of, or a material interest in, the Company or any of its businesses or substantially all of its assets, is transferred for Consideration, or (ii) any transaction introduced to the Company by MDG whereby the Company acquires any other unaffiliated company or substantially all of the assets of any other unaffiliated company or a controlling interest in any other company (an "Acquisition").

          In the event MDG originates, at the Company's request, a line of credit with a lender or a corporate partner, the Company and MDG will mutually agree on a satisfactory


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fee and the terms of payment of such fee. In the event MDG introduces the
Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company agrees to pay a fee of two percent (2%) of total sales generated directly from this introduction during the first two years following the date of the first sale. Total sales shall mean gross receipts less any applicable refunds, returns, allowances, credits, taxes and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made by or threatened against the Company. Commission payments shall be paid on the 15th day of each third month following the receipt of customers' payments. In the event any adjustments are made to the total sales after the commission has been paid, the Company shall be entitled, at its option, to an appropriate refund or credit against future payments under this Agreement.

          (d) All fees to be paid pursuant to this Agreement, except as otherwise specified, are due and payable to MDG in cash or company check at the closing or closings of any Transaction specified in Paragraph 4. In the event that the Consideration is paid out over a period of time, MDG shall be paid its pro-rata portion of such Consideration as the Company is paid. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, MDG shall be entitled to a full fee as provided under Paragraphs 4 and 5 hereof, for any Transaction for which the discussions were initiated with a third party at the request of the Company during the term of this Agreement and which is consummated within a period of twelve months after non-renewal or termination of this Agreement. Nothing herein shall impose any obligation on the part of the Company to enter into any Transaction.


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     5.   Expenses of MDG: In addition to the fees payable hereunder and regardless of whether any Transaction set forth in Paragraph 4 hereof is proposed or consummated, the Company shall reimburse MDG for MDG's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by MDG pursuant to this Agreement and at the request of the Company, including without limitation, hotels, food and associated expenses and long-distance telephone calls, except that all expenses exceeding $100 must be preapproved in writing by the Company and that total expenses may not exceed $1,000.

     6.   Liability of MDG:

          (1) The Company acknowledges that all opinions and advice (written or oral) given by MDG to the Company in connection with MDG's engagement are intended solely for the benefit and use of the Company in considering the Transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of MDG to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to MDG, or use MDG's name in any annual reports or any other reports or releases of the Company without MDG's prior written consent or as required by law.

          (2) The Company acknowledges that MDG makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities. Research reports or corporate finance reports that may be prepared by MDG will, when and if prepared, be done solely on the merits or judgment of analysis of MDG or any senior corporate finance personnel of MDG.


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     7.   MDG's Services to Others: The Company acknowledges that MDG or its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict MDG in conducting such business with respect to others, or in rendering such advice to others, except that MDG will not provide services to others when such services may materially and adversely affect the Company.

     8.   Company Information:

          (a) The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, MDG will use and rely on data, material and other information furnished to MDG by the Company. The Company acknowledges and agrees that in performing its services under this engagement, MDG may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

          (b) Except as required by applicable law, MDG shall keep confidential all non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company's prior written consent, other than such of its employees and advisors as MDG reasonably determines to have a need to know, provided, that MDG shall instruct such employees and advisors to keep such information confidential and MDG shall be liable for any breach of such confidentiality. In the event that MDG is required by subpoena to disclose such information, the Company shall be afforded an opportunity to seek an order preserving the confidentiality of such information.


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     9.   Indemnification:

          (a) The Company shall indemnify and hold MDG harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "Act") or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or judgments) arise out of or are in connection with the services rendered by MDG or any transactions in connection with this Agreement, except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of acts or omissions of MDG. In addition, the Company shall also indemnify and hold MDG harmless against any and all costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

          MDG shall give the Company prompt notice of any such liability, claim or lawsuit which MDG contends is the subject matter of the Company's indemnification and the Company thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities and provided that no such settlement shall be made without the prior consent of MDG.

          MDG shall indemnify and hold the Company harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the 1933 Act, the Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including costs, expenses, awards and/or


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judgments) arise out of or are in connection with the services rendered by MDG or any transactions in connection with this Agreement. In addition, MDG shall also indemnify and hold the Company harmless against any and all costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

          The Company shall give MDG prompt notice of any such liability, claim or lawsuit which the Company contends is the subject matter of MDG' s indemnification and MDG thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities and provided that no such settlement shall be made without the prior consent of the Company.

          (b) In order to provide for just and equitable contribution under the Act in any case in which (i) any person entitled to indemnification under this Paragraph 9 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Paragraph 9 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such person in circumstances for which indemnification is provided under this Paragraph 9, then, and in each such case, the Company and MDG shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion taking into consideration the relative benefits received by each party from the transactions undertaken in connection with this Agreement (taking


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into account the portion of the proceeds realized by each), the parties'
relative knowledge and access to information concerning the matter with respect to which the claim was assessed, the opportunity to correct and prevent any statement or omission and other equitable considerations appropriate under the circumstances; and provided, that, in any such case, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          Within fifteen (15) days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the "Contributing Party"), notify the Contributing Party of the commencement thereof, but the omission so to notify the Contributing Party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party notifies a Contributing Party or his or its representative of the commencement thereof within the aforesaid fifteen (15) days, the Contributing Party will be entitled to participate therein with the notifying party and any other Contributing Party similarly notified. Any such Contributing Party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of the Contributing Party. The indemnification provisions contained in this Paragraph 9 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

     10. MDG an Independent Contractor: MDG shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate


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thereof. The parties hereto expressly understand and agree that MDG shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

     11.  Miscellaneous:

          (1) This Agreement between the Company and MDG constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

          (2) All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if sent to MDG, shall be mailed, delivered or telegraphed and confirmed to May Dais Group, Inc., 20 Exchange Place, New York, New York 10005, Attention: President, with a copy to Gersten, Savage, Kaplowitz & Curtin, LLP, 575 Lexington Avenue, New York, New York 10022,
Attention: Jay Kaplowitz, Esq., and if to the Company, shall be mailed, delivered or telegraphed and confirmed to Netlive Communications, Inc., 584 Broadway, New York, New York 10019, Attention: Laurence Rosen, with a copy to Gusrae, Kaplan & Bruno, 120 Wall Street, New York, New York 10005, Attention:
Lawrence G. Nusbaum, Esq.

          (3) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

          (4) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.


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          (5)  No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

          (6) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 11(2) hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                        MAY DAVIS GROUP, INC.


                                        By: ____________________________________
                                             Name:
                                             Title:

                                        NETLIVE COMMUNICATIONS, INC.


                                        By: ____________________________________


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